Final Term Sheet

Filed Pursuant to Rule 433

Registration Number: 333-137695

and 333-137695-01

October 24, 2007

Final Terms and Conditions – 5.625% Senior Notes due 2017
Issuer:	América Móvil, S.A.B. de C.V.
Guarantor:	Radiomóvil Dipsa, S.A. de C.V.
Title of Securities:	5.625% Senior Notes due 2017
Aggregate Principal Amount:	U.S.$ 600,000,000.00
Issue Price:	99.633%
Maturity:	November 15, 2017
Coupon:	5.625% per annum
Interest Payment Dates:	Semi-annually on May 15 and November 15 of each year, beginning on May 15, 2008
Optional Redemption:	Make-whole call at UST plus 20 basis points
Tax Redemption:	Par tax call in the event of change in Mexican withholding tax
Yield to Maturity:	5.673%
Benchmark:	4.750% UST 08/15/17
Benchmark Yield:	4.323%
Spread to Benchmark:	+135 bps
Settlement Date (T+4):	October 30, 2007
Minimum Denomination:	$2,000 and multiples of $1,000 in excess thereof
Identification Numbers:	ISIN: US02364WAN56 CUSIP: 02364W AN5
Joint Bookrunners:	Credit Suisse and Goldman, Sachs & Co.
Co-Manager:	Merrill Lynch & Co
Ratings:	A3/BBB+/A- (stable/stable/stable) by Moody’s/S&P/Fitch, respectively
Listing:	Application to be made to admit the Notes due 2017 to listing on the Official List of the Luxembourg Stock Exchange and trading on the EuroMTF Market

The offer and sale of the Notes due 2017 to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. by means of a registration statement on Form F-3 (Registration No. 333-137695).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1- 212-325-2580 or 1 -866-471-2526.

THIS TERM SHEET IS SOLELY THE ISSUER’S RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR “CNBV”). THE TERMS AND CONDITIONS OF THIS OFFER WILL BE NOTIFIED TO THE CNBV FOR INFORMATION PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE NOTES OR THE SOLVENCY OF THE ISSUER OR THE GUARANTOR. THE NOTES MAY NOT BE OFFERED OR SOLD IN MEXICO, ABSENT AN AVAILABLE EXEMPTION UNDER THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE NOTES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE GUARANTOR.

Final Terms and Conditions – 6.125% Senior Notes due 2037
Issuer:	América Móvil, S.A.B. de C.V.
Guarantor:	Radiomóvil Dipsa, S.A. de C.V.
Title of Securities:	6.125% Senior Notes due 2037
Aggregate Principal Amount:	U.S.$400,000,000.00
Issue Price:	99.047%
Maturity:	November 15, 2037
Coupon:	6.125% per annum
Interest Payment Dates:	Semi-annually on May 15 and November 15 of each year, beginning on May 15, 2008
Optional Redemption:	Make-whole call at UST plus 25 basis points
Tax Redemption:	Par tax call in the event of change in Mexican withholding tax
Yield to Maturity:	6.195%
Benchmark:	4.750% UST 02/15/37
Benchmark Yield:	4.645%
Spread to Benchmark:	+155 bps
Settlement Date (T+4):	October 30, 2007
Minimum Denomination:	$2,000 and multiples of $1,000 in excess thereof
Identification Numbers:	ISIN: US02364WAP05 CUSIP: 02364W AP0
Joint Bookrunners:	Credit Suisse and Goldman, Sachs & Co.
Co-Manager:	Morgan Stanley
Ratings:	A3/BBB+/A- (stable/stable/stable) by Moody’s/S&P/Fitch, respectively
Listing:	Application to be made to admit the Notes due 2037 to listing on the Official List of the Luxembourg Stock Exchange and trading on the EuroMTF Market

The offer and sale of the Notes due 2037 to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. by means of a registration statement on Form F-3 (Registration No. 333-137695).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1- 212-325-2580 or 1 -866-471-2526.

THIS TERM SHEET IS SOLELY THE ISSUER’S RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR “CNBV”). THE TERMS AND CONDITIONS OF THIS OFFER WILL BE NOTIFIED TO THE CNBV FOR INFORMATION PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE NOTES OR THE SOLVENCY OF THE ISSUER OR THE GUARANTOR. THE NOTES MAY NOT BE OFFERED OR SOLD IN MEXICO, ABSENT AN AVAILABLE EXEMPTION UNDER THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE NOTES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE GUARANTOR.